Exhibit 99.2

ESCROW AGREEMENT

This ESCROW AGREEMENT is made as of this         day of May, 2004, by and among Stratus Services Group, Inc., a Delaware corporation (the “Issuer”) with offices located at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726, Essex & York, Inc., with offices at 40 Wall Street, 33rd Floor, New York, New York 10005 (the “Underwriter”) and American Stock Transfer & Trust Company, a New York corporation, with offices located at 59 Maiden Lane, Plaza Level, New York, New York 10038, as Escrow Agent hereunder (the “Escrow Agent”).

W I T N E S S E T H :

WHEREAS, the Issuer is conducting a minimum $1,000,000, maximum $10,000,000 offering (the “Offering”) of units (“Units”) that has been registered under the Securities Act of 1933 and is being underwritten by the Underwriter on a best efforts basis;

WHEREAS, subscriptions for Units will be deposited into a separate escrow with an institution other than the Escrow Agent appointed hereby until a minimum of $1,000,000 of subscriptions have been received;

WHEREAS, after $1,000,000 of subscriptions have been received, the Issuer and the Underwriter intend to close on such funds (the “Initial Closing”) and issue Units;

WHEREAS, the Offering is scheduled to expire on June 30, 2004, subject to extension until July 30, 2004 by mutual agreement of the Issuer and the Underwriter (such date, as it may be extended, the “Offering Termination Date”);

WHEREAS, the Issuer and the Underwriter propose to establish an escrow account with the Escrow Agent in connection with the Offering into which subscriptions for Units received after the Initial Closing has occurred will be deposited, and the Escrow Agent is willing to establish such escrow account on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.                                       Establishment of the Escrow Account.

1.1                                 Appointment of and Acceptance by Escrow Agent.  Issuer and Underwriter hereby appoint Escrow Agent to serve as escrow agent hereunder.  Escrow Agent hereby accepts such appointment and, upon receipt of the deposits in accordance with Section 3 below, agrees to hold and disburse the Escrow Fund in accordance with this Escrow Agreement.

1.2                                 The parties hereto shall establish a non-interest bearing escrow account at the office of the Escrow Agent, and bearing the designation “Stratus Services Group, Inc. - Escrow Account” (“the “Escrow Account”).

2.                                       Deposits in the Escrow Account.

2.1                                 All amounts received from prospective purchasers of the Units after the Initial Closing shall be deposited in the Escrow Account, which amounts shall be in the form of checks, cash, or wire transfers representing the payment of money.  All checks deposited into the Escrow Account shall be made payable to “American Stock Transfer & Trust Company as Escrow Agent for Stratus Services Group, Inc.”.  Any check payable other than to the Escrow Agent as required hereby shall be returned to the prospective purchaser, or if the Escrow Agent has insufficient information to do so, then to the Underwriter as soon as practicable following receipt of such check by the Escrow Agent, and such check shall be deemed not to have been delivered to the Escrow Agent pursuant to the terms of this Agreement.

2.2                                 Simultaneously with each deposit into the Escrow Account, the Underwriter shall inform the Escrow Agent by written confirmation slip of the name and address of the prospective purchaser, the social security number or federal taxpayer identification number of the prospective purchaser, the number of Shares subscribed for by such purchaser, and the aggregate dollar amount of such subscription (collectively, the “Subscription Information”).

2.3                                 The Escrow Agent shall not be required to accept any amounts representing payments by prospective purchasers, whether by check, cash or wire transfer, except during the Escrow Agent’s regular banking hours.  Any check or cash not received prior to 1:00 p.m. may be deposited the following business day.

2.4                                 Amounts deposited in the Escrow Account which have cleared the banking system and have been collected by the Escrow Agent are herein referred to as the “Escrow Fund.”

2.5                                 The Escrow Agent shall refund any portion of the Escrow Fund prior to disbursement of the Escrow Fund in accordance with Section 3 hereof upon instructions in writing signed by both the Issuer and the Underwriter.

2.6                                 ALL FUNDS SO DEPOSITED SHALL REMAIN THE PROPERTY OF THE PROSPECTIVE PURCHASERS OF THE SHARES ACCORDING TO THEIR RESPECTIVE INTERESTS AND SHALL NOT BE SUBJECT TO ANY LIEN OR CHARGE BY ESCROW AGENT OR BY JUDGMENT OR CREDITORS’ CLAIMS AGAINST ISSUER UNTIL RELEASED TO THE UNDERWRITER IN ACCORDANCE WITH SECTION 3.1 HEREOF.

3.                                       Disbursement from the Escrow Account.

3.1                                 Upon receipt, from time to time, by the Escrow Agent of an instruction letter from the Issuer, duly executed by the Issuer and the Underwriter, the Escrow Agent shall disburse the Escrow Fund in accordance with the instructions set forth in such instruction letter.

3.2                                 In the event that written instructions duly executed by the Issuer and the Underwriter as to how any remaining funds comprising the Escrow Fund are to be disbursed are not received by the Escrow Agent within two (2) business days after the Offering Termination Date, the Escrow Agent shall return the funds remaining in the Escrow Account to the prospective Purchasers of the Units without deduction for expenses.

3.3                                 Except as provided in Section 3.2 above, all disbursements of funds from the Escrow Funds shall be subject to the claims of Escrow Agent and the Indemnified Parties (as defined below) pursuant to Section 7 below.

4.                                       Suspension of Performance; Disbursement Into Court.  If, at any time, there shall exist any dispute between the Issuer and Underwriter with respect to the holding or disposition of any portion of the Escrow Fund or any other obligations of Escrow Agent hereunder, or if at any time Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of any portion of the Escrow Fund or Escrow Agent’s proper actions with respect to its obligations hereunder, or if the Issuer and Underwriter have not within 30 days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 6 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

4.1                                 suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); and/or

4.2                                 petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all funds held by it in the Escrow Fund, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Escrow Agent shall have no liability to Underwriter, Issuer, their respective shareholders or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

5.                                       Resignation and Removal of Escrow Agent.  Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten (10) days’ prior written notice to the Underwriter and Issuer or may be removed, with or without cause, by the Underwriter and Issuer, acting jointly by furnishing a writing signed by the Issuer and the Underwriter to Escrow Agent, at any time by the giving of ten (10) days’ prior written notice to Escrow Agent.  Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided herein below.  Upon any such notice of resignation or removal, the Issuer and the Underwriter, jointly, shall appoint a successor Escrow Agent hereunder.  Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession.  After any retiring Escrow Agent’s resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement.  The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all funds held by it in the Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

6.                                       Liability of Escrow Agent.

6.1                                 Escrow Agent shall have no liability or obligation with respect to the Escrow Fund except for Escrow Agent’s willful misconduct or gross negligence.  Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Fund in accordance with the terms of this Escrow Agreement.  Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein.  Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement.  In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages.  Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Fund, any account in which Escrow Fund are deposited, this Escrow Agreement or the Underlying Agreement, or to appear in, prosecute or defend any such legal action or proceeding.  Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel.  Underwriter and Issuer, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

6.2                                 The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court’s jurisdiction in the matter.  If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

7.                                       Indemnification of Escrow Agent.  From and at all times after the date of this Escrow Agreement, Underwriter and Issuer, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Underwriter or Issuer, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party.  If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify Underwriter and Issuer in writing, and Underwriter and Issuer shall assume the defense thereof, including the employment of counsel and the payment of all expenses.  Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party, except that Underwriter and/or Issuer shall be required to pay such fees and expenses if (a) Underwriter and/or Issuer agree to pay such fees and expenses, or (b) Underwriter and/or Issuer shall fail to assume the defense of such action or proceeding or shall fail, in the sole discretion of such Indemnified Party, to employ counsel satisfactory to the Indemnified Party in any such action or proceeding, (c) Underwriter or Issuer is the plaintiff in any such action or proceeding or (d) the named or potential parties to any such action or proceeding (including any potentially impleaded parties) include both Indemnified Party and Issuer and/or Underwriter, and Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Issuer or Underwriter.  Underwriter and Issuer shall be jointly and severally liable to pay fees and expenses of counsel pursuant to the preceding sentence, except that any obligation to pay under clause (a) shall apply only to the party so agreeing.   All such fees and expenses payable by Issuer and/or Underwriter pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim.  All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by Underwriter and Issuer, jointly and severally, upon demand by such Indemnified Party.  The obligations of Underwriter and Issuer under this Section 7 shall survive any termination of this Escrow Agreement, and the resignation or removal of Escrow Agent shall be independent of any obligation of the Escrow Agent.

8.                                       Fees and Expenses of Escrow Agent.  Underwriter and Issuer shall compensate Escrow Agent for its services hereunder in accordance with Exhibit A attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like.  All of the compensation and reimbursement obligations set forth in this Section 8 shall be payable by Underwriter and Issuer, jointly and severally, upon demand by Escrow Agent.  The obligations of Underwriter and Issuer under this Section 8 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

9.                                       Representations and Warranties; Legal Opinions.

Underwriter makes the following representations and warranties to Escrow Agent:

9.1                                 Underwriter is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, and has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder;

9.2                                 This Escrow Agreement has been duly approved by all necessary corporate action of Underwriter, including any necessary shareholder approval, has been executed by duly authorized officers of Underwriter, and constitutes a valid and binding agreement of Underwriter, enforceable in accordance with its terms.

9.3                                 The execution, delivery, and performance by Underwriter of this Escrow Agreement will not violate, conflict with, or cause a default under the articles of incorporation or bylaws of Underwriter, any applicable law or regulation, any court order or administrative ruling or decree to which Underwriter is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement to which Underwriter is a party or any of its property is subject.

9.4                                 No party other than the parties hereto have, or shall have, any lien, claim or security interest in the Escrow Fund or any part thereof.  No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Fund or any part thereof.

9.5                                 All of the representations and warranties of Underwriter contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement from the Escrow Fund.

Issuer makes the following representations and warranties to Escrow Agent:

9.6                                 Issuer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder;

9.7                                 This Escrow Agreement has been duly approved by all necessary corporate action of Issuer, including any necessary shareholder approval, has been executed by duly authorized officers of Issuer, and constitutes a valid and binding agreement of Issuer, enforceable in accordance with its terms.

9.8                                 The execution, delivery, and performance by Issuer of this Escrow Agreement will not violate, conflict with, or cause a default under the articles of incorporation or bylaws of Issuer, any applicable law or regulation, any court order or administrative ruling or decree to which Issuer is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement to which Issuer is a party or any of its property is subject.

9.9                                 No party other than the parties hereto have, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof.  No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

9.10                           All of the representations and warranties of Issuer contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement from the Escrow Funds.

10.                                 Jurisdiction and Venue.  In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree to submit to the jurisdiction of any state or federal court sitting in the State of New York, County of New York, and all claims in respect of such action or proceeding may be heard and determined in any such court that the United States District Court for the District of New Jersey shall have the sole and exclusive jurisdiction over any such proceeding.    Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue.  The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service or process to vest personal jurisdiction over them in any of these courts.

11.                                 Notice.  All notices and other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered five (5) days after deposit in the United States mails, by certified mail with return receipt requested and postage prepaid, when delivered personally, one (1) day after delivery to any overnight courier, or when transmitted by facsimile transmission facilities, and addressed to the party to be notified as follows:

If to Issuer at:		Stratus Services Group, Inc.
500 Craig Road, Suite 201
Manalapan, New Jersey 07726
	ATTENTION:	Suzette N. Berrios
General Counsel
Facsimile Number: (732) 866-6676

With a copy to:		Giordano, Halleran & Ciesla, P.C.
P.O. Box 190, 125 Half Mile Road
Middletown, New Jersey 07748
ATTENTION: Philip D. Forlenza, Esq.
Facsimile Number: (732) 224-6599

If to the Underwriter at:	Essex & York, Inc.
40 Wall Street
33rd Floor
New York, New York 10005
ATTENTION:
Facsimile Number: ( )

With a copy to:	Lehman & Eilen, LLP
50 Charles Lindbergh Boulevard, Suite 505
Uniondale, New York 11553-3612
ATTENTION: Steven J. Pappas, Esq.
Facsimile Number: (516) 222-0948

If to the Escrow Agent at:	American Stock Transfer & Trust Company,
as Escrow Agent
59 Maiden Lane, Plaza Level
New York, New York 10038
ATTENTION:
Facsimile Number: ( )

or to such other address as each party may designate for itself by like notice.

12.                                 Amendment or Waiver.  This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by the Issuer, the Underwriter and Escrow Agent.  No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver.  A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

13.                                 Severability.  To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

14.                                 Governing Law.  This Escrow Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof.

15.                                 Entire Agreement.  This Escrow Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds.

16.                                 Binding Effect.  All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective heirs, successors and assigns of Underwriter, Issuer, the Representatives and Escrow Agent.

17.                                 Execution in Counterparts.  This Escrow Agreement and any joint written instrument by the Underwriter and Issuer contemplated herein may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction.

18.                                 Termination.  Upon the first to occur of the disbursement of all amounts in the Escrow Fund pursuant to a joint written instrument by the Underwriter and Issuer or the disbursement of all amounts in the Escrow Fund into court pursuant to Section 5 hereof, this Escrow Agreement shall terminate and Escrow Agent shall have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Fund.

19.                                 Dealings.  The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Underwriter or Issuer and become pecuniarily interested in any transaction in which the Underwriter or Issuer may be interested, and contract and lend money to the Underwriter or Issuer and otherwise act as fully and freely as though it were not Escrow Agent under this Escrow Agreement.  Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Underwriter or Issuer or for any other entity.

{signature page to follow}

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.

WITNESS:	Stratus Services Group, Inc.,
as Issuer

By:
Name:	Michael A. Maltzman
Title:	Senior Vice President and Chief Financial Officer

WITNESS:	Essex & York, Inc,
as Underwriter

By:
Name:
Title:

American Stock Transfer & Trust Company,
as Escrow Agent

By:
Name:
Title:

SCHEDULE A

AMERICAN STOCK TRANSFER & TRUST COMPANY

ESCROW AGENT SERVICES

FEE SCHEDULE

[TO BE SUPPLIED]